Exhibit 99.1

Hi-Tech Pharmacal Settles Litigation with MedPointe and JFC Technologies, Acquires Vosol(R) Product Line

AMITYVILLE, N.Y.--(BUSINESS WIRE)--May 29, 2007--Hi-Tech Pharmacal Co., Inc. (NASDAQ:HITK) announced today that it entered into a settlement and release agreement regarding the patent infringement suit brought by MedPointe Pharmaceuticals related to Hi-Tech's generic version of Tussi-12(R) DS, covered by the claims of the asserted patent. Under the terms of the agreement Hi-Tech will immediately cease distribution of its generic version of Tussi-12(R) DS and pay MedPointe $2.5 million. The agreement also resolves various claims brought by Hi-Tech against MedPointe and JFC Technologies, Inc. in a separate lawsuit. Under the terms of the agreement, MedPointe will transfer to Hi-Tech its Vosol(R) and Vosol(R) HC brands, and the related New Drug Applications.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing branded and generic prescription and OTC products for the general healthcare industry. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company's Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Forward-looking statements (statements which are not historical facts) in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Hi-Tech Pharmacal Co., Inc.
William Peters, CFO, 631-789-8228

SOURCE: Hi-Tech Pharmacal Co., Inc.

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